Exhibit 99.1
News Release

7140 Office Circle
P.O. Box 15600
Evansville, IN47716-0600
Investor Relations: Chad Monroe
Phone: (812) 962-5041

Media Relations: Timothy G. Weir, APR
Phone: (812) 962-5128
FOR IMMEDIATE RELEASE

Accuride Corporation Sets Date of 2012 Annual Meeting of Stockholders

EVANSVILLE, Ind. – March 5, 2012 –Accuride Corporation (NYSE: ACW), a leading supplier of components to the commercial vehicle industry, today announced that its Board of Directors has set the date of the Company's 2012 Annual Meeting of Stockholders.  The meeting will be held on Tuesday, April 24, 2012 beginning at 7:30 a.m. Eastern Daylight Time in the Amber Room of the MGM Grand Detroit Hotel located at 1777 Third Street in Detroit, Michigan.

Accuride’s stockholders of record at the close of business on March 15, 2012, will be entitled to receive notice of the annual meeting and to vote upon matters considered at the meeting.  Additional information regarding the annual meeting will be provided in the company's Notice of Annual Meeting which will be mailed together with proxy materials to shareholders of record.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM and BrillionTM. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company’s website at http://www.accuridecorp.com.

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